EXHIBIT 10.1

17 Altalef St. PO Box 70, Yahud Industrial Zone 56100, Israel

FOR IMMEDIATE RELEASE

PRESS RELEASE

MAGAL AWARDED $5.5 MILLION IN ORDERS

YAHUD, Israel – Aug 1, 2010 -- Magal Security Systems, Ltd. (NASDAQ GM: MAGS;)  announced today that it has received during the past few weeks approximately $5.5 million of orders for projects in Israel and worldwide.

The orders from Israel are related to homeland security and have been received from existing customers for new sites and expansions, as well as follow on support.

Two of the orders consisting of $1.2 million in the aggregate are to protect overseas critical infrastructure. One order is for a taut wire solution for the perimeter of a large air-force base in Western Europe. The second order is for a comprehensive solution for a nuclear reactor in North America. The project in North America includes Magal’s leading PIDS (Perimeter Intrusion Detection System) buried cable technology and Dreambox - Magal’s outdoor video management system with the state-of-the-art Intelligent Video Analytics (IVA).

Eitan Livneh, President and CEO of Magal S3, commented: “These new orders prove that investments in the protection of strategic homeland security assets by governments continue to be stable, and we are using our expertise in this area to win more business.  Our strategy of focusing on regions, in which we have strong local presence, where we can leverage our previous successes, has allowed us to further enhance our position in these regions and to strengthen our long term relationships with the customers.”

About Magal S3:

Magal S3 is a leading international provider of security, safety and site management solutions and products. Over the past 40 years, Magal S3 has delivered tailor-made solutions to hundreds of satisfied customers in over 80 countries. Magal S3 offers a broad portfolio of unique products used to protect sensitive installations in some of the world’s most demanding locations and harshest climates. This portfolio covers the following three categories:

·	Perimeter Intrusion Detection Systems (PIDS) - a variety of smart barriers and fences, fence mounted detectors, virtual gates, buried and concealed detection systems;

·	Close Circuit TV (CCTV) – a comprehensive management platform with a leading Intelligent Video Analytics (IVA) and Video Motion Detection (VMD) engine;

·	Physical Security Information Management (PSIM) - a proprietary site management system that enhances command, control and decision making during both routine operations and crisis situations.

This press release contains forward-looking statements, which are subject to risks and uncertainties.
Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward looking statements, are set forth in the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission.

For more information:

Magal S3 Eitan Livneh, President & CEO Tel: +972-3-539-1421 Assistant: Ms. Elisheva Almog E-mail: ElishevaA@magal-s3.com Web: www.magal-s3.com	Financial Communication Public & Investor Relations Hadas Friedman E-mail: hadas@fincom.co.il Tel: +972-3-6954333 ext. 6 Mobile: +972-54-2303100